Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Anterix Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share (2)	457(c)	500,000	$43.46	$21,730,000.00	$.0000927	$2,014.37

Total Offering Amounts							$2,014.37

Total Fee Offsets							—

Net Fee Due							$2,014.37

(1)

Estimated solely for purposes of calculation of the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices reported for the shares of common stock as reported on The Nasdaq Capital Market on June 23, 2022.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from splits, dividends or similar transactions.